Exhibit 99.1

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
•	MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the APAC Customer Services Second Quarter 2010 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder, today’s conference call is being recorded.

I would now like to turn the conference over to your host, Ms. Harriet Fried from LHA. Please go ahead.
Harriet C. Fried, Senior Vice President/New York Office, Lippert/Heilshorn & Associates
Good morning, and thanks for joining us for APAC Customer Services second quarter 2010 conference call. The company issued a press release yesterday afternoon containing financial results for the second quarter. This release is available on APAC’s website as well as on various financial websites.

Company representatives on today’s call are Ted Schwartz, Chairman of APAC’s Board of Directors; Art DiBari, Interim Chief Executive Officer; and Andrew Szafran, Chief Financial Officer.

Before opening the call, I’d like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties, and other factors that could cause the company’s actual results to differ materially.

Yesterday’s earnings release and the company’s annual report on Form 10-K for the fiscal year ended January 3, 2010 and its quarterly reports on Form 10-Q for the fiscal quarters ended April 4, 2010 and July 4, 2010 discuss some of these factors. The company’s forward-looking statements speak only as of today’s date.

To supplement the company’s consolidated financial statements, APAC uses EBITDA, a measure defined as a non-GAAP financial measure by the SEC. A reconciliation of these results to GAAP is attached to yesterday’s earnings release and additional information can be found in APAC’s annual report on Form 10-K for the fiscal year ended January 3, 2010 and in its subsequent filings on Form 10-Q.

The company has posted a downloadable presentation to accompany the webcast in the Investor Relations section of its website at www.apaccustomerservices.com. The presentation can be viewed in the webcast section of APAC’s Investor Relations website by clicking on the link shown under the title of today’s event. It will also be posted under Investor Presentations after this call.

I would now like to call turn the call over to our Chairman, Ted Schwartz. Go ahead please, Ted.
Theodore G. Schwartz, Founder and Chairman
Thank you, Harriet, and good morning everyone. It’s my pleasure to kick-off the APAC second quarter earnings call this quarter. And I of course like to start by saying that most of you have probably heard by now, our CEO, Mike Marrow has taken a medical leave of absence. Mike underwent a successful medical procedure a week ago and is now recovering with his wife Irene. We, of course, wish Mike and Irene the very, very best and look forward to his full recovery and return. While we understand that some of you may have further questions in respect for Mike’s privacy, this is all we are going to say about his leave of absence or its duration and his future plans at this time.
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
As part of our continuity planning and depth succession planning on the board and management level, we are very, very fortunate and pleased to appoint Art DiBari, APAC’s COO as interim CEO. Art is a critical part of our success, a seasoned veteran of the industry and has been a part of APAC’s success for the last two and half years in charge of all of the aspects of our operations, including operations, IT and account management functions. The board of directors has the highest level of confidence in Art and the APAC management team. Under Art’s leadership, APAC will successfully continue to grow our business.

Thank you very much. And I’m going to turn over to Art — at this point, Art DiBari to introduce himself.
Arthur D. DiBari, Interim CEO, Senior Vice President and Chief Operating Officer
Thank you, Ted. I’d like to express my gratitude for the confidence that the board has shown both in me and the rest of the APAC team. We all wish Mike a speedy recovery. I do want to say that my father once told me that when you borrow something, you have to give it back in better shape than you received it, and that is exactly what we intend to do with the company. And with that in mind, we will continue to delight our customers with best-in-class service, grow our revenues while expanding capabilities, improve our profitability through greater efficiency and keep building our team for the future.

As we noted in our press release, we had a strong quarter and have continued our trend for a good year. We are reaffirming our guidance for 2010 and continue to expect revenues to be in the range of $320 million to $330 million and our full-year EPS to be in the range of $0.44 to $0.46.

I am now going to turn over the call to Andrew Szafran, our Chief Financial Officer, and he’ll provide additional detail on our results for the quarter. Following Andrew’s discussion, I will highlight some of the successes we have had in the second quarter. After that we will open the floor to questions and now Andrew, you’ve got the ball.
Andrew B. Szafran, Senior Vice President and Chief Financial Officer
Thanks, Art. Our results for the quarter are a nice story, and I’m happy to walk through it. For those of you following along via the webcast, my commentary begins on page 5.

Second quarter 2010 revenue of $77.4 million was up 17.2% from $66 million in the second quarter of 2009. As in the first quarter, our growth came both organically from existing clients as well as from new clients signed up in the back half of last year.

Gross profit in Q2 was solid at $16.4 million, with a gross margin of 21.2%, compared to a gross profit of $15.4 million or a 23.3% gross margin in the prior year’s quarter. Gross margins are running a little lower than prior year, reflecting the increased cost of bringing new facilities online and the ramping up of new business.

Our operating expenses increased this quarter to $8.1 million from $7.6 million a year ago. Looking at our operating expenses as a percentage of revenues shows 10.5%, which is a nice improvement over the comparable 11.5% in Q2 of ‘09.

Our IBT was $8.1 million for Q2 compared to $7.9 million a year ago. As a percentage of sales, our IBT or pre-tax profit was 10.5% and just below the midpoint of our expected operating range of 9 to 13%, and consistent with the growth we are experiencing.
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
Our results from operations yielded net income for the second quarter of $5.3 million or $0.10 per fully diluted share, compared to net income of $7.7 million or $0.14 per fully diluted share in the second quarter of 2009. Keep in mind that we recorded income tax expense in the quarter this year of $2.8 million versus 0.1 million last year.

Moving onto EBITDA, we were up by $0.3 million at $11.1 million from $10.8 million in Q2 of ‘09. On a percentage of sales basis, EBITDA was 14.3%, which keeps APAC as one of the top performers in the industry. As I mentioned in Q1, the company continued to invest in the business and generated positive cash flow during the quarter. We spent $1.7 million in net capital expenditures related to new business and on our IT infrastructure versus $2.1 million in the second quarter of 2009.

We also had $45.4 million of cash on hand versus $9.6 million a year ago and versus $40.7 million at the end of Q1. That’s an improvement of $35.8 million from a year ago and almost $5 million since last quarter.

Our days sales outstanding or DSO, was 43 days for the quarter, which is a little better than our expectation of running in the mid to high 40s. Regarding taxes, our book effective tax rate for the quarter was once again 34.5% as we had indicated it would be. Cash taxes ran at a lower rate of 5% due to our NOL carry forward and other tax credits, also as we had explained previously.

I’d like to quickly review how APAC has performed on a year-to-date basis, which you’ll find on page 6 of the accompanying PowerPoint. Our top line was up 16.8%. Our gross margin is down 1.8%, reflective of our growth. We generated net income of $11.9 million versus $18.4 million, when we were not booking tax expense. IBT or pre-tax profit was 11.2% of sales, just over the mid-point of our expected operating range of 9 to 13%. EPS, on a diluted basis was $0.22. EBITDA of $24.2 million is a 14.9% return on sales and a $36 million improvement in our cash position from a year ago and up $25 million since year-end.

So, with my review of the numbers completed. I will now turn the call back over to Art.
Arthur D. DiBari, Interim CEO, Senior Vice President and Chief Operating Officer
Thank you very much, Andrew. On every earnings call we’ve had in the past two years, we reminded everyone of our four priorities. These are ingrained in our culture and what we focus on every day. I would like to review these one more time and you’ll find that on page seven.

Our first priority is to continually enhance the quality, dependability and overall value of the services we provide for our clients. Our second priority is to maintain a constant focus on eliminating waste and reducing overhead, so we can operate as efficiently as possible. Our third priority is to continue to win business with both new logo companies and existing clients. And our fourth priority is to ensure we continue to develop and recruit talented people to operate the business and to serve the needs of our clients, both today and in the future.

With respect to improving quality, dependability and overall value for our clients, I can tell you that I travel frequently to personally attend business reviews with our clients. In fact, I was just with one of our largest clients yesterday. While there is always room to improve, I am very pleased with our overall report card. The good news is that our high marks are generally the best indicator that we’ll continue to grow with our clients. We know this and we live it every day.

With respect to our second priority of operating as efficiently as possible, we know that it’s a competitive market and we cannot rest on our past successes and therefore continually look at every aspect of our business to drive out expense, and increasing efficiency.
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
Our third priority winning new business is the lifeblood of our enterprise. We’ve added business from both existing and new clients, domestically, near shore and off-shore. We have a robust pipeline and expect to continue to close new business in the second half of the year.

Regarding our fourth priority, we continue to build an all star team. Our ongoing success has had the natural effect of attracting the best to APAC. We are very pleased with how we continue to develop the team as this is the most important investment in our future.

Now if you’d move to page 8, I’d like to review some operational highlights from Q2. First, I’d like to cover some selective recent new logo wins that are just beginning to show in our results. We recently signed Postmedia Network Inc which is Canada’s largest publisher of paid English language daily newspapers. We’ll be performing the customer services for them in our newest near shore location and are currently training our reps.

We are in the midst of implementing for a leading provider of business solutions. This company is a corporate household name, which was a very important strategic win for APAC. We’ll be servicing them in one of our Philippines offshore locations. We’re starting up back office and provisioning services for an important and growing Regional Bell Operating Company and we’ll be utilizing our center in Utica, New York. And we’re commencing services for a leader in satellite desk-based network communications. Services for this high-tech client will be performed in our Davenport, Iowa site.

What are the takeaways from these wins? Great verticals that we know well and perform with excellence. Media, business services and communications, customer care and BPO services, domestic, near-shore and offshore delivery.

On page nine is some more color for our midyear report card. We’re successfully ramping up new logos that were announced in the back half of last year. We moved from being pilot into production mode for the world’s most innovative technology and digital media company. We’re providing non-voice support for a leader in social networking and we’re growing nicely with our leading media and entertainment provider, both domestically and offshore.

At the same time, we experienced strong organic growth along with our new logos in our traditional vertical markets. Communications is up 14.6%, Healthcare is up 6.2%, Business Services is up 17.4%, and Media & Publications is up over 60%. So Ted, would you please conclude with your thoughts?
Theodore G. Schwartz, Founder and Chairman
Sure, Art. As you can see there is strong ongoing momentum at APAC and we feel very, very good about that momentum in the future. The board is very pleased with the results for the second quarter and is very proud of how our team performed during the quarter, and how it’s performed recently. Despite the challenges present in the economy, we continue to stay focused and stay aligned with our goals and our guidance.

So at this point, we’ll open it up for questions.
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
•	QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from Dave Koning of Baird. Please go ahead.

<Q — David Koning>: Yeah, hey guys, congrats, very good results in contrast with the group. And I thought it was particularly encouraging I think in your Q you mentioned seven out of eight of your verticals were in growth mode, so it looks very broad based. And I guess my question is with such broad based growth and new signings, kind of what your insight into next year? I mean, do you already have enough signed up, that you would at least expect growth into next year or can you give us any kind of idea that we can evaluate starting to think about next year?

<A — Arthur DiBari>: Yeah, David, thank you for the question. This is Art DiBari. And I believe that we are cautiously optimistic of what we’re going to do next year. We’re going to continue to move forward with our plan and our plan had those growing.

<Q — David Koning>: Okay, great. And just a couple others, last year gross margin was down each quarter — each quarter of the year, so it started out with the highpoint in Q1 and this year, it looks like we’re starting to follow that same pattern and I totally understand that a lot of the reason is as you ramp up clients or open new centers, that can happen. How do you see the rest of this year, it looks like for your guidance, you need gross margins to start picking up again. Is that kind of how you’re looking at it this year?

<A — Andrew Szafran>: Dave, we expect gross margins to be — first of all not as a severe drop as last year. So, we expect them to be stable to where they ran in Q2 and then as we hit Q4 where volumes will pick up to start improving in line with the guidance.

<Q — David Koning>: Okay. Good and then finally the cash flow, obviously is very strong and you’re building a nice balance but is it fair to say that you start to look at buybacks if you don’t see acquisitions that kind of fit your profile? It seems like with the whole group kind of in the penalty box right now that your stock’s not reflecting maybe what a normalized valuation should be and it might be a good chance to buy back some stock.

<A — Theodore Schwartz>: Yeah. I know, I think our mentality, this is Ted. I think our mentality is first of all, we’re really happy to be in this position. If somebody has told us three years ago, we’d be on this position today, it would have been a long stretch for anybody other than our team to believe that, at that time. We’re not letting the money burn a hole in our pocket. We don’t feel there is a gun to our head at this moment that we absolutely have to do something, however we want to be opportunistic if the right situation comes along but we want to maintain our discipline and our focus. Andrew, maybe you want to...

<A — Andrew Szafran>: Yea, hey, there is no doubt that when we look at how the industry is being valued and how APAC is being valued that we are looking very closely at doing a buyback or perhaps we are also looking at acquisitions.

<A — Arthur DiBari>: Yeah and Dave, this is Art DiBari. I would like to say that, the whole team is really focused in on really the core and the foundation of what we believe makes us successful and that’s serving our clients and their customers and providing a high quality service. So we’ll be looking at opportunities but I assure you that we will be focused in on our business as it should be in our minds.

<A — Theodore Schwartz>: But we have a great situation here and we want to make sure that we continue to progress and take advantage of the way we have things teed up right now. We don’t want to snatch defeat from the jaws of victory.
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<Q — David Koning>: That’s great. Great answers. Thank you.

Operator: Our next question comes from Matt McCormack of BGB Securities, please go ahead.

<Q — Matthew McCormack>: Yeah, hi. So 17% growth. Obviously you’re outperforming the broader industry. I mean, could you just give us your thoughts on why you are able to grow the way you are, whereas your competitors all seem to be suffering and then along those lines, in terms of the projections that your clients are giving you, have any of them started to fall short at all?

<A — Theodore Schwartz>: Yeah, I think, overall I have to say that we are really working through our plan. I mean, the plan that’s been put together, the strategic plan by the board and management is really the foundation of our focus, really the foundation of what we are doing on the new account acquisition and the organic growth side right now. It’s really starting to kick in on the new account acquisition side. Some of the work we’ve done, some of the team that’s seasoning through and getting experience, but we make it a point here really not to focus — overly focus on the competition. We don’t know all the gives and takes are going on with the competition and everything that factors into their views of the industry, but I can tell you that our view is very positive, and very optimistic as we look forward into 2011.

<A — Arthur DiBari>: Yeah, and I’d like to add that we — earlier I talked a little bit about our focus, and it remains constant. And we continually drive the same message throughout our business, and we make sure that we have the right processes in place, and then we revisit those processes over and over again, keep refining them. I said earlier that we continue to add good, strong, solid people to our organization, and we’ll continue to do that. And when we look at our technology, we have solid technology, and we continue to focus in on making sure that we’re able to provide services and we’ve got the right up time to do that with. So, we’re just concentrating our business on our business, and we’re relentless in our pursuit of excellence and I think that’s what helps us drive the growth engine and the financial results as well.

<Q — Matthew McCormack>: Okay. And before you talked about strategy, buybacks, mergers and acquisitions, deploying the capital, I mean, is there going to be any sort of delay in the decision making with Mike’s absence?

<A — Theodore Schwartz>: I don’t think there’ll be any delays in our decision making. I think it’s business as usual, and we had a very productive board meeting, really, this past quarter, we really kept everything just ran really on — just like the train was very much on track and everything went as usual in this last board meeting. So no, I don’t think Mike’s absence will delay any sort of decisions or things that we’re contemplating.

<A — Arthur DiBari>: Great question, Matt. And I’d like to say, Mike and I have worked together for a long time, and early in our tenure at APAC, the entire executive team created our strategic plan. Each year, we’ve updated this plan in partnership with our board of directors. It’s a well-constructed plan, whose foundation rests upon providing service excellence, like I had said earlier, which will fuel our growth. In addition, there are several strategic measures we’ve acted upon in order to meet the expectations that we set in the plan. And our intention is to keep moving forward, and I think that we’ve got — I know that we’ve got the full support of the board.

<Q — Matthew McCormack>: Okay. And then, just my last question, I guess, some investors would argue, Ted, that your selling program has been an overhang on the shares. Given the strength in the business and its current valuation, could you kind of update us on your thoughts on selling it and if you would withdraw that plan?

<A — Theodore Schwartz>: Yeah. I mean — I think that overall — we’re going to look at the financial aspects of my personal situation as just being that, my personal situation, and really not comment on that. We’re going to leave this call about APAC, and not about my situation. And we made that decision as a team; that’s what we’re going to do today.
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<Q — Matthew McCormack>: Okay. Thank you.

Operator: Our next question comes from Michael Kim of Imperial Capital. Please go ahead.

<Q — Michael Kim>: Hi. Good morning, guys.

<A — Arthur DiBari>: Good morning.

<Q — Michael Kim>: In looking at the growth in the quarter, can you talk about how much of that was driven by organic growth at existing clients versus new logo companies and was it fairly balanced between the two or was it — do you see a little more strength with the new logo clients?

<A — Andrew Szafran>: Yeah, it’s balanced, Michael.

<Q — Michael Kim>: And how do you see that for the remainder of the year, with some of the new additions that you’ve signed?

<A — Arthur DiBari>: I would say it’s balanced to our plan, right. Organically, our strategy at APAC is to take our existing customers, delight them with our service and grow the business, and when you take a look at I think just the mix between organic and new business, I think we always plan to grow organically at a little bit faster rate than we do new logos, but once they become a logo a part of our family, we accelerate the growth cycle through delighting them with our service.

<Q — Michael Kim>: And then, maybe breaking it down a little bit further with the existing clients, can you talk about expansion with additional programs at some of those clients? Are you taking share from some of your competitors and that’s may be one reason why you’re starting to see a little bit of a delta with the other comps in the area?

<A — Theodore Schwartz>: If you look at the four clients that we highlighted today, it’s a mixed bag. A couple of those are companies that are outsourcing for the first time, a couple of those are folks where they moved over to APAC due to service issues that they were having with somebody else. So in answer to your question, it is a mixed result

<A — Arthur DiBari>: And then I think we see that as in the future, we’ll be attacking the market in the same manner.

<Q — Michael Kim>: Are you seeing any change in the pricing environment? Some of your competitors are seeing some volume weakness.

<A — Theodore Schwartz>: We are really blessed in terms of the diversity of our client base and our healthcare practice. So that aspect of our business and that part of our business has been really, really strong. There’s a couple segments of our business, in the overall corporate transportation delivery services that we’re seeing a little bit of softness in that sector. Some of the telecom businesses have experienced a little bit, but we’ve had that offset by some strength and some growth in other parts of our business. So we’ve been very fortunate that where we’ve had that, our client diversity and our broadness of our base has really helped us.

<A — Arthur DiBari>: And Michael, I would add that I’ve seen a little bit of the press. I mean, I really do concentrate on our business, but clients looking for a better value is not new to our industry. And I think from now until the end of time, we’ll see that trend continuing, and I think that when you look at where we are today as an industry from a pricing perspective five years ago, if you asked me about it, I would say I — no, no we can’t do that. But we found a way and we look at operational efficiencies, we look at execution efficiencies, we partner with our clients to find those and we unlock value.
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Theodore Schwartz>: I think that’s a noteworthy thing, because I don’t think we’ve ever commented on pricing as being a reason, because we just assume that that’s always going to be something that’s going to be a challenge and it’s always going to be something that has to work in a win-win fashion. Clients are going to continue to look for better pricing, and that’ll be a year from now and that’ll be two years from now. So we have to adjust our operations, our efficiency and our processes to reflect that.

<A — Arthur DiBari>: Yeah, and we want to do things that make sure that we stay ahead of it, and we know that that’s part of the business and it’s in our plan.

<Q — Michael Kim>: Okay, fair enough. And then just one quick housekeeping question. DSOs were pretty solid in the quarter. Do you expect to be able to continue to maintain it kind of in this low 40’s range, or would you expect it to sort of track back to the mid to high 40’s with historical run rate?

<A — Andrew Szafran>: Michael, I’d say mid to high 40’s is where we expect to be normally.

<Q — Michael Kim>: Okay, great, thank you very much.

<A — Arthur DiBari>: Thanks.

<A — Theodore Schwartz>: Thank you.

Operator: Our next question comes from Robert Riggs of William Blair & Company. Please go ahead.

<Q — Robert Riggs>: Good morning. Thanks for taking my question. Have you seen any change in the length of the sales cycle over the last quarter, or has that been pretty consistent?

<A — Arthur DiBari>: A slight change, but again historically in our business, you’ve seen some — it’s quicker than in others and I don’t see anything where it’s like so far out of the norm where it’s concerning to us.

<Q — Robert Riggs>: Okay, great. And you’ve been able to drive solid top line growth with pretty minimal addition to your workstation. Can you just comment on — should that continue for the kind of next couple quarters or just where you are in terms of maybe needing to add some capacity later this year or early next year?

<A — Arthur DiBari>: Well, first of all, we continue to enhance our ability to deliver diverse services through our delivery locations. So I think that over the next year, you’ll see a little bit more diversity in our system. Second, we do have available capacity that we can grow into today. Based on our outlook, like I said earlier, our plan is to continue to grow the company. And with that capacity is a natural occurrence, increasing capacity is natural occurrence.

<A — Andrew Szafran>: We don’t have to spend a lot of CapEx to hit our plan in terms of new workstations.

<Q — Robert Riggs>: Okay, great. Thanks.

Operator: Our next question comes from Howard Smith of First Analysis; please go ahead.

<Q — Howard Smith>: Yes. Good morning and congratulations on the solid results once again.
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Arthur DiBari>: Thanks, Howard.

<Q — Howard Smith>: I just wanted to follow up on that question. I had the same question regarding the seats. You only added 28 in the quarter. I know you have flexibility in Dominican Republic, but if you look at Utica, Davenport, some of these places you’re going to be servicing these new accounts, do you have to build more seats or are those seats already in existence and you just get better utilization out of them for this business announced today?

<A — Arthur DiBari>: Howard, a little bit of everything, but I think within our existing capacity, we do have the ability to grow seats within that capacity. There are some reconfigurations that might have to take place. There is available floor space that we haven’t built out. So, it’s a little bit of everything. But one of the things that we do strategically is we’ve got locations that we’ve identified as spots that we have to grow if needed. So, it will always be a little bit of everything, but I do think within those sites, we do have the capabilities to deliver on our plan and have a little bit of expansion beyond that.

<Q — Howard Smith>: Okay. And also in regards to the four new accounts today, you usually try and get your nose under the tent so to speak and get a nice starter project and then wow them and expand fairly dramatically over time with the clients. Are there any of these where that kind of pattern is not the case?

<A — Arthur DiBari>: Yeah. I think the media company we spoke about earlier is one of those that has sort of a finite group of folks that we’re working with them on. But beyond that, I think that fits into the profile that you described.

<Q — Howard Smith>: Great. Thank you much.

Operator: Our next question comes from Josh Vogel of Sidoti & Company. Please go ahead.

<Q — Josh Vogel>: Hi. Good morning. Thanks for taking my question. Some of your competitors have been talking about their non-labor offerings and I was wondering, what your offering on that front? And what percentage of your business today is generated through non-labor offerings?

<A — Theodore Schwartz>: What we’re providing today as a percentage is probably not a large percentage, maybe a couple of percent, maybe of our overall revenue. However, we have put a lot of focus on that area and we have a couple of projects coming up with some very well regarded strategic accounts, that will be non-voice type of related projects or minimal voice type related projects in the near future. So, we’re looking to obviously optimize our capacity and everybody in the industry is probably trying to do that. We have our own approach about how we’re doing it, but we have an individual, who’s heading that up for us and has made significant progress. Art [inaudible]?

<A — Arthur DiBari>: Yeah, I agree, Josh was your question more pointed at without the, non-human, more technology type -

<Q — Josh Vogel>: Yeah, more tech based.

<A — Arthur DiBari>: Yeah, we don’t look at that as core to our business, that particular piece of it, but we’re always looking at new technologies. We’ve got partners that we work with. So, we really feel from an offerings perspective, we pretty much touch all the areas and the capabilities that our current and future clients will need, but we don’t see that as a big piece of our business today. But that’ll change as we research and uncover new technologies to drive towards that type of business.
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Andrew Szafran>: I think as Ted was pointing out, Josh, we’re more focused on other applications with labor, such as BPO.

<Q — Josh Vogel>: Right, okay. And just of the —

<A — Theodore Schwartz>: Can I say just one thing, that doesn’t mean to Art’s point, we don’t see ourselves as the experts in technology solutions that can make our clients more efficient and some of the new things that are coming down the pike, in terms of artificial intelligence, recognition, things of that nature. However, it doesn’t mean we’re not out there talking to who the experts are and figuring out ways we can partner with them, but we would probably take more of a partnership approach than try to cast ourselves as the experts in that area to Art’s point.

<A — Arthur DiBari>: I agree.

<Q — Josh Vogel>: Okay. That’s helpful.

<A — Arthur DiBari>: We want to be competitive and be there for our clients.

<Q — Josh Vogel>: Right. Okay. And of the non-voice projects you were talking about, would that be handled domestically or offshore?

<A — Arthur DiBari>: Well, it would be both. Actually, it’d be domestic offshore and near shore, all of our locations today we do that work in and we will continue to expand that footprint based on our clients’ needs. Some of that stuff is sort of regulated and it has to be done in the states and we’ll do that work and there’s some other stuff that can be offshored or right shored, and we’ll do that as well.

<Q — Josh Vogel>: Okay. And just one last question, I may have missed it. I apologize but in the Dominican Republic, I know you had the ability to scale up to about 800 seats. I was curious how many seats you had up in running today?

<A — Arthur DiBari>: I mean just in the DR?

<Q — Josh Vogel>: Yeah, just in the DR.

<A — Arthur DiBari>: Yeah. Right now, we’re approximately 20% of the capacity that you mentioned, about a 150, 200 seats. And each quarter that’s growing. So, we will continue to take that site and understand what our clients’ needs are and match them with that location as far as the delivery — a delivery vehicle.

<Q — Josh Vogel>: Okay, great. Thank you very much.

Operator: [Operator Instructions] Our next question comes from Mark Cooper of Pacific Ridge Capital. Please go ahead.

<Q — Mark Cooper>: Hi, great. Thank you for taking the call. I think Matt asked this question earlier. I would like to get your perspective, Ted, on since you’ve been in the industry on the capitalization of the industry right now. It seems like it’s fairly well overcapitalized when you look at the balance sheet of some of these companies. Do you think that’s a transitory thing or do you think that’s going to be the way the industry is going to be going forward?

<A — Theodore Schwartz>: Well, it’s a great question and it’s kind of what I was speaking to before about the cash, particularly component of the balance sheets burning a hole in somebody’s pockets. We’re comfortable right here. We’re going to obviously look at everything that we talked about earlier, but we don’t know. To be honest with you, I don’t know. You can always find something to do, we love our — we think our stock price right now is obviously very -we’re trading in the four and change rate times EBITDA right now. Andrew, I mean...?
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Andrew Szafran>: Right.

<A — Theodore Schwartz>: Somewhere in that area. But I really don’t know. I don’t know. I do see it being a good cash generation business. A number of the companies are generating cash and I think some of them will obviously try to embrace other companies in the business or strategic initiatives to try to get in this business and expand along specialized lines but I think the cash component of the business is real. It is going to be an accumulating scenario.

<Q — Mark Cooper>: You don’t see the capital investments going forward of the scope and size that they were say 10 years ago when this industry was really growing. Did you see that as changed?

<A — Theodore Schwartz>: No, I don’t see the capital needs to bring up capacity being dramatically different from what they were 10 years ago as far as what’s required. There are certainly some efficiencies in some areas and some things have gotten a little more efficient. I think the willingness for companies to go out ahead of the curve as they did 10 years ago and put up 2000 seats and say, if you build it, they will come or we’re going to wait around a little bit. I don’t see that right now. I really don’t see that. I think everybody is still being much more careful and much more respectful of the capital requirements of the business, if that’s what you’re asking?

<Q — Mark Cooper>: Yeah that is. Well, thanks for answering that.

Operator: Our next question comes from David Cohen of Midwood Capital. Please go ahead.

<Q — Dave Cohen>: Hi, guys. I got in the call late. Maybe, Andrew perhaps you could just give me a little bit more depth on the factors that caused some deleveraging in terms of your gross margin this quarter and how that plays out over the balance of the year?

<A — Andrew Szafran>: Yeah, David, we talked about how that’s a function of the growth, we brought a couple centers on line. We’re still, on a year-over-year basis, we’ve added our second center in Tucson. We’re bringing up, down in the Dominican Republic and we’re also ramping new business, so that’s always going to add to our expense, put a little pressure on our efficiency as we’re experiencing this kind of growth.

<A — Theodore Schwartz>: I think the other thing is as per prescribed and as per agreed to with management and the board, the management’s made some investments in the future and I think they’ve been outstanding investments. I think they’ve been very, very careful, but they’ve made investments in people as well. And recently in the last 9 months would you say, Art? The company has gone at a really phenomenal talent acquisition program where we’ve added some very outstanding talent and a number of key areas of the business and the operations and the account management and the technology area to really be prepared for next year and beyond.

<A — Arthur DiBari>: Yeah, there is no doubt that the talent we’ve added can handle a much larger company than we are today.

<Q — Dave Cohen>: And those [inaudible] like technology and account management, of the areas that you just mentioned, some of those sounded like they’re going to be in cost of services, but some of them are in your SG&A. Is that correct?

<A — Andrew Szafran>: Yes some of it’s in our SG&A and some of it’s in our indirect cost that hit our cost of goods.
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet

APAC Customer Service, Inc.	APAC	Q2 2010 Earnings Call	Aug. 12, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Theodore Schwartz>: Yeah.

<Q — Dave Cohen>: Okay.

<A — Theodore Schwartz>: And I think Mike has said all along that we’re going to operate somewhere between 9 and 13 and that’s going to ebb and flow when we’re in a period where we’re either building capacity as Andrew alluded to or ramping up some of our talent.

<Q — Dave Cohen>: Yeah.

<A — Theodore Schwartz>: Some of this talent we think is really special. And we have an opportunity to bring it in especially in anticipation of revenue growth in the future.

<Q — Dave Cohen>: Right.

<A — Theodore Schwartz>: I think management is doing the right thing, absolutely.

<A — Andrew Szafran>: And I think if you look at us David on a year-to-date basis, we are right in that midpoint of where we think we’re going to be over the long haul.

<Q — Dave Cohen>: Okay, thanks guys.

<A — Arthur DiBari>: Okay.

Operator: I am showing no further questions and we’d like to turn the call back over to Art DiBari.
Arthur D. DiBari, Interim CEO, Senior Vice President and Chief Operating Officer
Thank you, Allie. We’ll close again by saying thanks to everyone for joining us this morning. We really appreciated your attendance and your questions. APAC is a results-oriented company focused on delivering excellent service to our clients and great results for our shareholders. We are especially grateful for the work our clients trust us to perform and for the dedication of all the people who comprise the APAC team. We thank you for your participation and interest. We look forward to our next call where we’ll be sharing the results of the third quarter.

Operator: Ladies and gentlemen, that does conclude today’s conference. You may now disconnect and have a wonderful day.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2010. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.
www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2010 CallStreet